Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283492

Prospectus Supplement No. 2

(To Prospectus dated May 23, 2025, as supplemented by

Prospectus Supplement No. 1, dated June 6, 2025)

CERO THERAPEUTICS HOLDINGS, INC.

2,100,000 Shares of Common Stock

This prospectus supplement no. 2 (this “Prospectus Supplement”) amends and supplements the prospectus dated May 23, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (Registration Statement No. 333-283492). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on June 11, 2025 and June 13, 2025 (the “Form 8-Ks”). Accordingly, we have attached the Form 8-Ks to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock and public warrants are listed on Nasdaq Capital Market (“Nasdaq”) under the symbols “CERO” and “CEROW,” respectively. On June 13, 2025, the last quoted sale price of our common stock as reported on Nasdaq was $7.31 per share and the last quoted sale price of our public warrants as reported on Nasdaq was $0.0131 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 16, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2025

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	81-4182129
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 11, 2025, CERo Therapeutics Holdings, Inc. (the “Company”) filed an amendment (the “Certificate of Amendment”) to its Second Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time, to effectuate a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

As previously disclosed, at its 2025 Annual Meeting of Stockholders held on May 29, 2025 (the “Annual Meeting”), and upon the recommendation of the Company’s Board of Directors (the “Board”), the Company’s stockholders approved a certificate of amendment to effect a reverse stock split of the Common Stock at a ratio ranging from any whole number between 1-for-2 and 1-for-25, as determined by the Board in its discretion, subject to the Board’s authority to abandon such amendment (the “Charter Amendment”).

The Charter Amendment was described in detail under “Proposal No. 1: Reverse Stock Split Proposal” beginning on page 7 of the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 7, 2025 (the “Proxy Statement”) in connection with the Annual Meeting. The text of the Charter Amendment was included in Appendix A of the Proxy Statement.

On May 29, 2025, the Board approved a reverse stock split of the Common Stock at a ratio of 1-for-20. Effective as of 12:01 a.m. Eastern Time on June 13, 2025, the Company filed the Charter Amendment and effected a 1-for-20 reverse stock split of its shares of Common Stock (the “Reverse Stock Split”).

As a result of the Reverse Stock Split, every twenty (20) shares of the Company’s Common Stock issued or outstanding were automatically reclassified into one (1) validly issued, fully-paid and non-assessable new share of Common Stock, subject to the treatment of fractional shares as described below, without any action on the part of the holders. Proportional adjustments were made to the number of shares of Common Stock awarded and available for issuance under the Company’s equity incentive plans, as well as the exercise price and the number of shares issuable upon the exercise or conversion of the Company’s outstanding stock options and other equity securities under the Company’s equity incentive plans. Additionally, all outstanding shares of preferred stock were adjusted in accordance with their terms, which resulted, among other changes to the preferred stock terms, in proportionate adjustments being made to the number of shares issuable upon conversion of such preferred stock and to the conversion prices of such preferred stock. All outstanding warrants were also adjusted in accordance with their terms, which resulted, among other changes to the warrant terms, in proportionate adjustments being made to the number of shares issuable upon exercise of such warrants and to the exercise and redemption prices of such warrants. The shares of Common Stock outstanding following the Reverse Stock Split remain fully paid and non-assessable. The Reverse Stock Split did not affect the number of authorized shares of Common Stock or the par value of the Common Stock.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

Trading of the Common Stock on The Nasdaq Capital Market commenced on a split-adjusted basis at market open on June 13, 2025, under the existing trading symbol “CERO.” The new CUSIP number for the Company’s Common Stock following the Reverse Stock Split is 71902K402.

The foregoing description of the Charter Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the certificate of amendment, a copy of which is filed as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On June 11, 2025, the Company issued a press release announcing the Reverse Stock Split and other related information. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

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Cautionary Note Regarding Forward Looking Statements

This communication contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the Company’s expectations about the effects of the Reverse Stock Split, including the trading of the Company’s common stock on The Nasdaq Capital Market following the Reverse Stock Split. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this communication, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When the Company discusses its strategies or plans, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, the Company’s management.

Actual results could differ from those implied by the forward-looking statements in this communication. Certain risks that could cause actual results to differ include, among others: outcomes of the Company’s planned clinical trials and studies may not be favorable; that one or more of the Company’s product candidate programs will not proceed as planned for technical, scientific or commercial reasons; availability and timing of results from preclinical studies and clinical trials; uncertainty about regulatory approval to conduct clinical trials or to market a products; uncertainties regarding intellection property protection; and those set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on April 15, 2025 and the latest quarterly filings, and the documents incorporated by reference therein. The risks described in the Company’s filings with the Securities and Exchange Commission are not exhaustive. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements made by the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of CERo Therapeutics Holdings, Inc.
99.1	Press release, dated June 11, 2025.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL Document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2025	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2025

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	81-4182129
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

201 Haskins Way, Suite 230,
South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	Nasdaq Capital Market
Warrants, each warrant exercisable for one two-thousandth of a share of Common Stock	CEROW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 11, 2025, CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), received a letter (the “Bid Price Requirement Letter”) from the Listing Qualifications Department (the “Staff”) at The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the 30 consecutive business day period between April 25, 2025 through June 9, 2025, the closing bid price for the Company’s common stock, par value $0.0001 per share (the “Common Stock”), has been below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market set forth in Nasdaq Listing Rule 5550(a)(2), which is required for continued listing of the Common Stock on Nasdaq (the “Bid Price Requirement”).

The Bid Price Requirement Letter also indicated that the Company is not eligible for any compliance period specified in Nasdaq Listing Rule 5810(c)(3)(A) because the Company effected a reverse stock split over the prior one-year period or has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one.

The Company intends to timely request a hearing before the Hearings Panel. The Company’s securities will then remain listed and eligible for trading on the Nasdaq Capital Market at least pending the ultimate conclusion of any hearing process.

Effective at 12:01 a.m. ET on June 13, 2025, the Company effected a reverse stock split at a ratio of 1 new share for every 20 shares of Common Stock outstanding. The Common Stock began trading on the Nasdaq Capital Market on a post-split basis at the open of trading on such date. The closing bid price of the Common Stock on June 13, 2025 was $7.31 per share, which is well above the $1.00 per share minimum requirement. Nevertheless, there can be no assurance that the closing bid price will remain above such $1.00 per share minimum requirement for a sustained period of time nor, even if the closing bid price remains at such level, that the Hearings Panel will grant the Company’s appeal of the delisting determination. Accordingly, there can be no assurance that the Company will ultimately regain compliance and remain listed on the Nasdaq Capital Market.

Cautionary Note Regarding Forward Looking Statements

This communication contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the Company’s plans to appeal the Company’s intent or ability to regain compliance with the Bid Price Requirement, the outcome of a Nasdaq hearing and appeal process, and the anticipated actions by the Nasdaq Staff and the Company’s responses and their anticipated outcome, and the ability for the Company’s securities to remain listed on Nasdaq. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this communication, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When the Company discusses its strategies or plans, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, the Company’s management.

Actual results could differ from those implied by the forward-looking statements in this communication. Certain risks that could cause actual results to differ include, among others: outcomes of the Company’s planned clinical trials and studies may not be favorable; that one or more of the Company’s product candidate programs will not proceed as planned for technical, scientific or commercial reasons; availability and timing of results from preclinical studies and clinical trials; uncertainty about regulatory approval to conduct clinical trials or to market a products; uncertainties regarding intellection property protection; and those set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on April 15, 2025 and the latest quarterly filings, and the documents incorporated by reference therein. The risks described in the Company’s filings with the Securities and Exchange Commission are not exhaustive. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements made by the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2025	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

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